Exhibit 8.1 The significant subsidiaries of the Company are listed below. Name Country of Incorporation and Place of Business Address Proportion of Ordinary Shares held by the Group Currency Select Pty Limited Australia 100% Global Blue Service AB Sweden 100% Global Blue Italia S.r.l. Italy 100%